Exhibit 10(gg)

PPL Corporation
Director and Named Executive Officer Compensation Matters

   Directors' Fee Revisions

   On October 22, 2004, the Board of Directors of PPL Corporation (the "Company") revised the fees paid to non-employee directors. Effective January 1, 2005, the annual retainer of the non-employee directors was increased from $79,000 to $85,000 (of which a minimum of $55,000 is allocated to a deferred stock account under the Company's Directors Deferred Compensation Plan), the compensation for Committee Chairs was changed from $1,000 per Committee meeting to an annual cash retainer of $5,000 for the Committees that they chair, and a new annual cash retainer of $30,000 was established for the Presiding Director.

   Named Executive Officer Base Salaries

   On January 27, 2005, the Compensation and Corporate Governance Committee ("C&CGC") of the Board of Directors of the Company approved the annual base salaries (effective as of January 1, 2005) of the Company's "named executive officers" (as defined in Item 402(a)(3) of Regulation S-K) after a review of performance and competitive market data. The following table sets forth the annual base salary levels of the Company's named executive officers for 2005 and 2004:

Name and Position	Year	Salary ($)
William F. Hecht Chairman, President and Chief Executive Officer	2005 2004	1,125,000 1,040,000
James H. Miller Executive Vice President and Chief Operating Officer	2005 2004	630,000 550,000
John R. Biggar Executive Vice President and Chief Financial Officer	2005 2004	495,000 470,000
Paul T. Champagne President-PPL EnergyPlus, LLC	2005 2004	400,000 400,000
Roger L. Petersen President-PPL Development Company, LLC	2005 2004	365,000 355,000

   Named Executive Officer Short-term Incentive Cash Awards for 2004 Performance

   On January 27, 2005, the C&CGC authorized annual incentive cash (i.e., bonus) awards to each of the Company's named executive officers for 2004 performance. The annual incentive cash awards were made pursuant to the Company's Short-term Incentive Plan. The incentive cash awards were made to these executive officers for the achievement of specific, independent goals established and measured by the C&CGC. For 2004, the following award targets as a percentage of base salary were established for each executive officer: Chief Executive Officer-100%; Executive Vice Presidents-65%; and Senior Vice President and Presidents of principal operating subsidiaries-50%. The annual incentive cash awards were made by applying these target percentages to the percentage of goal attainment as determined by the C&CGC. The goal categories for 2004 included specific financial and operational measures for the Company and its subsidiaries designed to enhance the Company's position for success in the competitive market. The weightings for each of these categories are generally allocated 60% to the Company's earnings per share and enhanced shareowner value, and 40% to the financial and operational performance of the Company's principal operating subsidiaries. Included in the operating goals were specific requirements tied to compliance with the Sarbanes-Oxley Act of 2002. In the case of Messrs. Champagne and Petersen, more weight was given to the performance of the particular operating subsidiary for which each is a President.

   The following table sets forth the annual incentive cash awards for the named executive officers based on 2004 performance:

Name and Position	Bonus ($)
William F. Hecht Chairman, President and Chief Executive Officer	1,252,200
James H. Miller Executive Vice President and Chief Operating Officer	430,400
John R. Biggar Executive Vice President and Chief Financial Officer	367,800 (1)
Paul T. Champagne President-PPL EnergyPlus, LLC	238,800
Roger L. Petersen President-PPL Development Company, LLC	213,700

(1)	Includes $183,900 that Mr. Biggar exchanged for restricted stock units under the terms of the Company's Cash Incentive Premium Exchange Program.

   Also, on January 27, 2005, the C&CGC awarded cash bonus payments to Messrs. Champagne and Petersen of $15,000 and $10,000, respectively.

   Named Executive Officer Long-term Incentive Equity Awards

   On January 27, 2005, the C&CGC authorized grants to the Company's named executive officers of long-term incentive equity awards pursuant to the Company's Incentive Compensation Plan. These grants consisted of restricted stock units and stock option awards. The grants of restricted stock units with a three-year restriction period were based on the achievement of two components established by the C&CGC in 2004 and measured by the Committee in January 2005: (i) sustained financial and operational results and (ii) specific strategic objectives designed to enable the Company to continue to provide value to its shareholders. Sustained financial and operational achievement was determined by averaging the most recent three years of annual performance measures used for the annual cash awards. Strategic objectives were related to increasing shareowner value through implementation of certain long-term corporate initiatives, including actions to influence the evolution of government policies toward more competitive markets, develop an internal corporate structure to optimize PPL's wholesale hedging strategy, develop and retain management skills and establish the financial profile necessary to optimize growth opportunities when the wholesale electricity markets strengthen.

   For 2004, the following long-term incentive equity award targets as a percentage of base salary were established for each executive officer:

Long-term Incentive Program	Restricted Stock Units		Stock Options
	(Targets as % of Salary)
Name and Position	Sustained Financial and Operational Results	Strategic Objective Results	Stock Price Performance
Chief Executive Officer	75%	75%	150%
Executive Vice Presidents	60%	60%	120%
Senior Vice President and Presidents of principal operating subsidiaries	40%	40%	80%

   The following table sets forth the long-term incentive equity awards made in January 2005 to the named executive officers:

Name and Position	Restricted Stock Units (1)	Stock Options(2)
William F. Hecht- Chairman, President and Chief Executive Officer	30,400	184,120
James H. Miller- Executive Vice President and Chief Operating Officer	12,860	77,900
John R. Biggar- Executive Vice President and Chief Financial Officer	15,820 (3)	66,570
Paul T. Champagne- President-PPL EnergyPlus, LLC	6,230	37,770
Roger L. Petersen- President-PPL Development Company, LLC	5,530	33,520

(1)

The number of restricted stock units awarded are equivalent to the dollar value (based upon the closing price per share of PPL Corporation's common stock on the date of grant) of the percentage applied to base pay in effect at the end of 2004.

(2)	The exercise price of the stock option awards is $53.32. The stock options vest over a three-year period from the date of grant in equal installments and expire no later than January 27, 2015.
(3)	Includes 4,830 restricted stock units granted to Mr. Biggar pursuant to the terms of the Company's Cash Incentive Premium Exchange Program.

   Additional information for this item will be set forth in the sections entitled "Compensation of Directors," "Summary Compensation Table" and "Report of the Compensation and Corporate Governance Committee Regarding Executive Compensation" in the Company's 2005 Notice of Annual Meeting and Proxy Statement, which will be filed with the Securities and Exchange Commission not later than 120 days after December 31, 2004, and which information is incorporated herein by reference.